EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LSI Industries Inc.:

We consent to the incorporation by reference in Post-effective Amendment No. 2 to Registration Statement No. 333-110795 on Form S-3 and Registration Statement Nos. 333-11503, 333-91531, 333-100038, 333-100039 and 333-110784 on Form S-8 of our reports dated September 8, 2006, relating to the consolidated financial statements and financial statement schedule of LSI Industries Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on July 1, 2005) and management’s assessment of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of LSI Industries Inc. for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
September 8, 2006